Exhibit 2.1
















                   AGREEMENT AND PLAN OF MERGER

                             BETWEEN

                INDEPENDENCE COMMUNITY BANK CORP.

                               AND

                  BROAD NATIONAL BANCORPORATION

                   DATED AS OF FEBRUARY 1, 1999

                        TABLE OF CONTENTS

                            ARTICLE I
                            THE MERGER

                                                             PAGE

1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . .   2
1.4  Conversion of Company Common Stock. . . . . . . . . . . . . . . .   2
1.5  Election Procedures . . . . . . . . . . . . . . . . . . . . . . .   4
1.6  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.7  ICBC Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   8
1.8  Tax Opinion Adjustment. . . . . . . . . . . . . . . . . . . . . .   8
1.9  Certificate of Incorporation. . . . . . . . . . . . . . . . . . .   8
1.10 Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
1.11 Directors and Officers. . . . . . . . . . . . . . . . . . . . . .   8
1.12 Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . .   9
1.13 Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
1.14 Modification of Structure . . . . . . . . . . . . . . . . . . . .   9

                            ARTICLE II
                        EXCHANGE OF SHARES

2.1  ICBC to Make Shares Available . . . . . . . . . . . . . . . . . .   9
2.2  Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . .  10

                           ARTICLE III
               DISCLOSURE SCHEDULES; STANDARDS FOR
                  REPRESENTATIONS AND WARRANTIES

3.1  Disclosure Schedules. . . . . . . . . . . . . . . . . . . . . . .  11
3.2  Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                            ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1  Corporate Organization. . . . . . . . . . . . . . . . . . . . . .  13
4.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.3  Authority; No Violation . . . . . . . . . . . . . . . . . . . . .  14
4.4  Consents and Approvals. . . . . . . . . . . . . . . . . . . . . .  16
4.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

4.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  16
4.7  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  17
4.8  Absence of Certain Changes or Events. . . . . . . . . . . . . . .  17
4.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . .  18
4.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
4.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
4.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.13 Company Information . . . . . . . . . . . . . . . . . . . . . . .  21
4.14 Compliance with Applicable Law. . . . . . . . . . . . . . . . . .  21
4.15 Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . .  21
4.16 Agreements with Regulatory Agencies . . . . . . . . . . . . . . .  22
4.17 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .  22
4.18 Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.19 Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.20 Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.21 Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.22 Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.23 Antitakeover Provisions Inapplicable. . . . . . . . . . . . . . .  25
4.24 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
4.25 Investment Securities; Borrowings; Deposits . . . . . . . . . . .  25
4.26 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.27 Year 2000 Matters . . . . . . . . . . . . . . . . . . . . . . . .  26
4.28 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . .  27

                            ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF ICBC

5.1  Corporate Organization. . . . . . . . . . . . . . . . . . . . . .  27
5.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.3  Authority; No Violation . . . . . . . . . . . . . . . . . . . . .  28
5.4  Consents and Approvals. . . . . . . . . . . . . . . . . . . . . .  30
5.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
5.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  30
5.7  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.8  Absence of Certain Changes or Events. . . . . . . . . . . . . . .  31
5.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . .  31
5.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.13 ICBC Information. . . . . . . . . . . . . . . . . . . . . . . . .  33
5.14 Compliance with Applicable Law. . . . . . . . . . . . . . . . . .  33
5.15 Ownership of Company Common Stock . . . . . . . . . . . . . . . .  33
5.16 Agreements with Regulatory Agencies . . . . . . . . . . . . . . .  34

5.17 Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.18 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .  34
5.19 Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.20 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
5.21 Year 2000 Matters . . . . . . . . . . . . . . . . . . . . . . . .  35
5.22 Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
5.23 Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . .  36

                            ARTICLE VI
            COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1  Covenants of the Company. . . . . . . . . . . . . . . . . . . . .  36
6.2  Covenants of ICBC . . . . . . . . . . . . . . . . . . . . . . . .  41

                           ARTICLE VII
                      ADDITIONAL AGREEMENTS

7.1  Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . .  41
7.2  Access to Information . . . . . . . . . . . . . . . . . . . . . .  42
7.3  Stockholder Meeting . . . . . . . . . . . . . . . . . . . . . . .  43
7.4  Legal Conditions to Merger. . . . . . . . . . . . . . . . . . . .  43
7.5  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
7.6  Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . . .  44
7.7  Employee Benefit Plans; Existing Agreements . . . . . . . . . . .  44
7.8  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .  45
7.9  Additional Agreements . . . . . . . . . . . . . . . . . . . . . .  46
7.10 Coordination of Dividends . . . . . . . . . . . . . . . . . . . .  47
7.11 Notification of Certain Matters . . . . . . . . . . . . . . . . .  47
7.12 Certain Matters, Certain Revaluations, Changes and
     Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
7.13 Appointments. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
7.14 Charitable Contributions. . . . . . . . . . . . . . . . . . . . .  48
7.15 Advisory Board. . . . . . . . . . . . . . . . . . . . . . . . . .  48

                           ARTICLE VIII
                       CONDITIONS PRECEDENT

8.1  Conditions to Each Party's Obligation To Effect the Merger              49
8.2  Conditions to Obligations of ICBC . . . . . . . . . . . . . . . .  49
8.3  Conditions to Obligations of the Company. . . . . . . . . . . . .  51

                            ARTICLE IX
                    TERMINATION AND AMENDMENT

9.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
9.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .  56

9.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
9.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . .  56
9.5  Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . .  57

                            ARTICLE X
                        GENERAL PROVISIONS

10.1 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.2 Nonsurvival of Representations, Warranties and Agreements . . . .  59
10.3 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.4 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
10.5 Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .  60
10.6 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
10.7 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  60
10.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  60
10.9 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  60
10.10 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
10.11 Assignment; No Third Party Beneficiaries . . . . . . . . . . . .  61

                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999, between Independence Community Bank Corp., a Delaware corporation ("ICBC"), and Broad National Bancorporation, a New Jersey corporation (the "Company"). ICBC and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

     WHEREAS, the Boards of Directors of ICBC and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into ICBC and immediately thereafter, Broad National Bank, the wholly owned subsidiary of the Company, will be merged with and into Independence Community Bank, the wholly owned subsidiary of ICBC (the "Bank Merger"); and

     WHEREAS, each of the directors of the Company has executed a stockholder agreement as of the date hereof pursuant to which they have agreed to certain matters with respect to the Merger;
and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                            ARTICLE I

                            THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into ICBC. ICBC shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be Independence Community Bank Corp. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretaries of State of the States of Delaware and New Jersey (the "Secretaries") on the Closing Date (as defined in Section 10.1 hereof). The term
"Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and Sections 14A:10-6 and 14A:10-7 of the NJBCA.

     1.4 CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of Company common stock, par value $1.00 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury, (ii) unallocated and/or unvested shares of Company Common Stock held in the Company's Long-Term Capital Accumulation Plan (the "LCAP"), and (iii) shares of Company Common Stock held directly or indirectly by ICBC or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof), shall by virtue of this Agreement and without any action on the part of the Company, ICBC or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive (subject to adjustment as provided by Section 9.1(g) hereof), at the election of the holder thereof as provided in Section 1.5, either:

          (i)  a number of shares of common stock, par value
               $0.01 per share, of ICBC ("ICBC Common Stock") equal to the Final Exchange Ratio, or

          (ii)  cash in an amount equal to the Per Share
               Consideration.

     (b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock, (ii) all unallocated and/or unvested shares of Company Common Stock held in the Company's LCAP, and (iii) all shares of Company Common Stock that are owned directly or indirectly by ICBC or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of ICBC Common Stock which are similarly held, whether held directly or indirectly by ICBC or the Company, as the case may be, being referred to herein as "Trust Account Shares")) and (y) held by ICBC or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of ICBC Common Stock which are similarly held, being referred to herein as "DPC Shares"), shall be cancelled and shall cease to exist and no stock of ICBC or other consideration shall be delivered in exchange therefor. All shares of ICBC Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of ICBC.

     (c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article I, as such consideration may be adjusted pursuant to the provisions of Section 9.1(g) hereof (the "Merger Consideration"), for each such share held by them.

     (d) If, between the date of this Agreement and the Effective Time, the shares of ICBC Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Preliminary Stock Ratio, the Minimum Stock Ratio, the Maximum Stock Ratio and the Final Exchange Ratio (as such terms are defined herein).

     (e) For purposes of this Agreement, the following terms shall (subject to Section 9.1(g) hereof) have the meanings indicated:

          "Aggregate Cash Consideration" shall mean (w)
          0.5 multiplied by (x) the Outstanding Shares
          Number multiplied by (y) $26.50.

          "Aggregate Merger Consideration" shall mean the sum of (x) the Aggregate Cash
          Consideration and (y) the Aggregate Stock
          Consideration.

          "Aggregate Stock Consideration" shall mean
          (w) 0.5 multiplied by (x) the Outstanding
          Shares Number multiplied by (y) the Average
          Closing Price multiplied by (z) the
          Preliminary Stock Ratio.

          "Average Closing Price" shall mean the
          average of the closing sale prices per share for ICBC Common Stock as reported on the Nasdaq Stock Market/National Market System
          ("Nasdaq/ NMS") (as reported by The Wall
          Street Journal, or, if not reported thereby, another authoritative source), during the ten
          (10) consecutive trading-day period during which the shares of ICBC Common Stock are traded on the Nasdaq/NMS ending on the tenth business day immediately prior to the anticipated Effective Time (the "Pricing
          Period").

          "Final Exchange Ratio" shall mean the
          quotient, rounded to the nearest ten-
          thousandth, obtained by dividing the Per
          Share Consideration by the Average Closing
          Price.

          "Outstanding Shares Number" shall mean shares of Company Common Stock issued and outstanding immediately prior to the
          Effective Time.

          "Per Share Consideration" shall mean the quotient obtained by dividing the Aggregate
          Merger Consideration by the Outstanding
          Shares Number.

          "Preliminary Stock Ratio" shall mean the quotient, rounded to the nearest ten-thousandth obtained by dividing $26.50 by the Average Closing Price provided, that (i) if the Average Closing Price is equal to or greater than $17.25, the Preliminary Stock
          Ratio shall be 1.5362 (the "Minimum Stock
          Ratio"), and (ii) if the Average Closing
          Price is equal to or less than $12.75, the Preliminary Stock Ratio shall be 2.0784 (the
          "Maximum Stock Ratio").

     1.5 ELECTION PROCEDURES. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by ICBC and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and ICBC shall mutually agree (the "Election Form"), shall be mailed 30 days prior to the anticipated Effective Time or on such earlier date as ICBC and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

     Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of outstanding Company Common Stock to elect, subject to provisions of this Section 1.5, to receive, on a per share basis, with respect to such holder's Company Common Stock
(i) cash (shares as to which such election is made, the "Cash Election Shares") or (ii) ICBC Common Stock (shares as to which such election is made, the "Stock Election Shares"). A holder of Company Common Stock may elect to receive a combination of ICBC Common Stock and cash with respect to his shares of Company Common Stock. Notwithstanding the foregoing, no holder of Company Common Stock may elect to receive ICBC Common Stock pursuant to the election procedures provided herein with respect to fewer than 100 shares of Company Common Stock. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as ICBC and the Company may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the Closing Date (as defined in Section 10.1 hereof).

     ICBC shall make available up to two separate Election Forms, or such additional Election Forms as ICBC may permit, to all persons who become holders (or beneficial owners) of Company
Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.

     An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated "No Election Shares." Shares of Company Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated "No Election Shares." ICBC shall cause the Certificates described in clause (ii) of the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ICBC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     (b) The "Cash Election Amount" shall be equal to the Per Share Consideration multiplied by the total number of Cash Election Shares. Within seven business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ICBC shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive ICBC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

          (i) If the Aggregate Cash Consideration is greater than the Cash Election Amount, then:

               (A) all Cash Election Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration,

               (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election
          Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Consideration equals as closely as practicable the Aggregate Cash Consideration
          (the Cash Designee Shares shall be converted into the right to receive an amount of cash equal to the Per
          Share Consideration), and

               (C)  any Stock Election Shares and any No Election
          Shares, in each case, not so selected as Cash Designee
          Shares shall be converted into the right to receive
          ICBC Common Stock at the Final Exchange Ratio.

          (ii) If the Aggregate Cash Consideration is less than the Cash Election Amount, then:

               (A)  all Stock Election Shares and all No Election
          Shares shall be  converted into the right to receive
          ICBC Common Stock at the Final Exchange Ratio,

               (B) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Consideration equals as closely as practicable the difference between the Cash Election Amount and the Aggregate Cash Consideration (the Stock Designee Shares shall be converted into the right to receive ICBC Common Stock at the Final Exchange Ratio), and

               (C) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share
          Consideration.

     In the event that the Exchange Agent is required pursuant to
Section 1.5(b)(i)(B) to designate from among all Stock Election Shares the Cash Designee Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion of the remainder of the total Cash Designee Shares less the number of No Election Shares which are Cash Designee Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares. In the event the Exchange Agent is required pursuant to Section 1.5(b)(ii)(B) to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive ICBC Common Stock, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

     1.6 STOCK OPTIONS. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock
(each a "Company Option") pursuant to the Company's Stock Option
Plans set forth in Section 4.2(a) of the Company Disclosure
Schedule (as hereinafter defined) (the "Company Option Plans") which is outstanding and unexercised, immediately prior thereto, whether or not then vested or exercisable, will, at the election of the individual holders of the Company Options be either:

          (i)  cancelled and all rights thereunder be
extinguished ("Cancelled Option Holder"), in consideration for which the Company shall make payment immediately prior to the Effective Time an amount determined by multiplying (A) the number of shares of Company Common Stock underlying such Company Option by (B) an amount equal to the excess (if any) of (1) the Per Share Consideration, over (2) the exercise price per share of such Company Option; or

          (ii) converted automatically into an option to purchase shares of ICBC Common Stock ("Continuing Option Holder") in an amount, for a term and at an exercise price determined as provided below (and otherwise subject to the terms of the particular Company Option Plan pursuant to which each such Company Option was issued, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options which have been delivered to ICBC prior to the date of this Agreement):

               (A) the number of shares to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and the Final Exchange Ratio, provided that any fractional shares of ICBC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share;

               (B)  the exercise price per share of ICBC Common
Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Final Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent;

               (C) The term or duration of the new option shall be the same as that of the Company Option; and

               (D) The Board of Directors or the Compensation Committee thereof may cause the vesting schedule of unvested stock options granted under the 1993 and 1996 Company Option Plans to be accelerated so that such options are exercisable as of the Effective Time.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except as provided for above and that all references to the Company shall be deemed to be references to ICBC.

          (b) In order for any Continuing Option Holder to have his or her Company Options converted into an option to purchase ICBC Common Stock as set forth in this Section 1.6(a) or for a Cancelled Option Holder to have his or her Company Option converted into the right to receive cash, such Continuing Option Holder or Cancelled Option Holder shall have executed a written election with respect to such conversion or cancellation no later than the Election Deadline, which written election shall be in such form as shall be prescribed by ICBC and reasonably satisfactory to the Company. No payment shall be made to a Cancelled Option Holder unless and until such holder has executed and delivered the foregoing written election. In the event any holder of a Company Option fails to make an election within the time frame set forth herein, the Company Option held thereby shall automatically be converted at the Effective Time into an option to purchase ICBC Common Stock in the amount and at the exercise price as calculated pursuant to Section 1.6(a)(ii) hereof.

          (c) Prior to the Effective Time, ICBC shall reserve for issuance the number of shares of ICBC Common Stock necessary to satisfy ICBC's obligations under Section 1.6(a) hereof. Promptly after the Effective Time (but in no event later than twenty business days thereafter), ICBC shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ICBC Common Stock subject to options to acquire ICBC Common Stock issued pursuant to Section 1.6(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

          (d) Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company
Option Plans to provide for the foregoing.

     1.7 ICBC COMMON STOCK. Except for shares of ICBC Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of ICBC as contemplated by Section 1.4 hereof, the shares of ICBC Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

     1.8 TAX OPINION ADJUSTMENT. If either (i) the tax opinion referred to in Section 8.2(c) cannot be rendered (as reasonably determined by Elias, Matz, Tiernan & Herrick L.L.P.) or (ii) the tax opinion referred to in Section 8.3(c) cannot be rendered (as reasonably determined by Stinson, Mag & Fizzell P.C.), in either case as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then ICBC shall reduce the Aggregate Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Aggregate Stock Consideration, based on the Average Closing Price for the ICBC Common Stock.

     1.9 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of ICBC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable laws.

     1.10 BYLAWS. At the Effective Time, the Bylaws of ICBC, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.11 DIRECTORS AND OFFICERS. The directors and officers of ICBC immediately prior to the Effective Time, together with the director appointed pursuant to Section 7.13 hereof, shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.12 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     1.13 BANK MERGER. Promptly following the execution of this Agreement, ICBC Bank (as defined below) and Company Bank (as defined below) shall enter into the Agreement of Merger (the "Bank Merger Agreement") in the form annexed hereto as Exhibit A (which shall qualify as a reorganization under Section 368(a) of the Code) pursuant to which the Bank Merger Agreement will be effected pursuant to and with the effect set forth in the rules and regulations of the New York State Banking Department (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and the New Jersey Department of Banking (the "New Jersey Department"), if applicable. The parties hereto intend that the Bank Merger shall become effective substantially simultaneously with or immediately following the Effective Time. The documentation relating to the Bank Merger shall provide that the directors of ICBC Bank as the surviving entity of the Bank Merger shall be all of the respective directors of ICBC Bank immediately prior to such merger together with the director appointed pursuant to Section 7.13 hereof.

     1.14 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, ICBC may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of the Company as a result of such modification,
(ii) the consideration to be paid to holders of Company Common Stock, including shares of Company Common Stock underlying the Company Options granted pursuant to the Company Option Plans, under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, and (iii) such modification will not be likely to materially delay the Effective Time or materially delay or jeopardize receipt of any required regulatory approvals or of the tax opinions required under Sections 8.2(c) and 8.3(c).

                            ARTICLE II

                        EXCHANGE OF SHARES

     2.1 ICBC TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, ICBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of ICBC Common Stock, the cash in lieu of fractional shares and an amount of cash sufficient to pay the Aggregate Cash Consideration (such cash and certificates for shares of ICBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

     2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event more than seven business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a Form of Election a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash constituting Merger Consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to ICBC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ICBC Common Stock, if any, represented by such Certificate.

     (c)  If any certificate representing shares of ICBC Common
Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ICBC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ICBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ICBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ICBC. In lieu of the issuance of any such fractional share, ICBC shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of ICBC Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of ICBC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for nine months after the Effective Time shall be paid to ICBC. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to ICBC for payment of the cash, shares of ICBC Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the ICBC Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of ICBC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of ICBC, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ICBC, the posting by such person of a bond in such amount as ICBC may direct as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of ICBC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                           ARTICLE III

                 DISCLOSURE SCHEDULES; STANDARDS
                FOR REPRESENTATIONS AND WARRANTIES

     3.1 DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, the Company has delivered to ICBC, and ICBC has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of ICBC, the "ICBC Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of ICBC, or to one or more of such party's covenants contained in Article VI or agreements contained in
Article VII; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either the Company or ICBC, respectively.

     3.2 STANDARDS. (a) No representation or warranty of the Company contained in Article IV (other than the representations set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18) or of ICBC contained in Article V (other than the representations set forth in the first and third sentences of Section 5.1(a), the first two sentences of Section 5.1(b) and Sections 5.2, 5.6 and 5.8) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in
Article IV, in the case of the Company, or Article V, in the case of ICBC, has had a Material Adverse Effect with respect to the Company or ICBC, respectively.

     (b)  As used in this Agreement, the term "Material Adverse
Effect" means, with respect to ICBC or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities,
(y) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, or (z) any action or omission of the Company or ICBC or any Subsidiary of either of them taken with the prior written consent of the other party hereto or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                            ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Article III, the Company hereby represents and warrants to ICBC (subject to the Company Disclosure Schedule) as follows:

     4.1 CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the Bank Holding Company Act, as amended ("BHCA") and the regulations of the Board of Governors of the Federal Reserve System (the "FRB") promulgated thereunder. The Certificate of Incorporation and Bylaws of the Company, copies of which are set forth in Section 4.1 of the Company Disclosure Schedule, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Broad National Bank (the "Company Bank") is a stock national bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries, whether direct or indirect, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation, articles of association, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to ICBC, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 20,000 shares of preferred stock 1985 class, par value $10.00 per share, and 1,500,000 shares of preferred stock, par value $1.00 per share (collectively, the "Company Preferred Stock"). As of date hereof, there were 4,950,254 shares of Company Common Stock outstanding and 296,500 shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were
(i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) 462,035 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans described in Section 4.2(a) of the Company Disclosure Schedule and (y) 64,172 shares of Company Common Stock reserved for issuance pursuant to the LCAP described in Section 4.2(a) of the Company Disclosure Schedule and (ii) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. The names of the awardees, date of all awards, the number of shares subject to such awards, the amount of shares vested thereunder and the amount of shares subject to proration pursuant to the LCAP are set hereof in Section 4.2(a) of the Company Disclosure Schedule.

     (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company, including a listing of the jurisdiction of incorporation thereof. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by ICBC with Section 1.6 hereof, and the satisfaction of the conditions contained in Sections 8.1 and 8.2 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

     4.3 AUTHORITY; NO VIOLATION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by ICBC) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all regulatory approvals and the approval of the Company as the sole stockholder of the Company Bank, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank and by the Company as the sole stockholder of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank and by the Board of Directors of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by ICBC Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company Bank, nor the consummation by the Company of the transactions contemplated hereby or the Company Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by the Company with any of the terms or provisions hereof or the Company Bank with the provisions of the Bank Merger Agreement, will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of the Company, the Articles of Association or Bylaws of the Company Bank or the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Office of Thrift Supervision ("OTS") under the Home Owners Loan Act, as amended (" HOLA"), and the rules and regulations of the OTS, with the FDIC under the Bank Merger Act and the Federal Deposit Insurance Act and the rules and regulations of the FDIC, and, to the extent applicable, the filing of applications and notices with the FRB and the OCC, and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the "State Banking Approvals"), (c) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as part of the prospectus contained therein, (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the Certificate of Merger with the Secretaries pursuant to the DGCL and the NJBCA,
(f) approval of the listing of the ICBC Common Stock to be issued in the Merger on the Nasdaq/NMS, and (g) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or of or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the Bank Merger Agreement by the Company Bank and (2) the consummation by the Company of the Merger and the Company Bank of the Bank Merger Agreement and the other transactions contemplated hereby.

     4.5 REPORTS. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the FRB, (ii) the Office of the Comptroller (the "OCC"), (iii) the FDIC, (iv) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (v) any other self-regulatory organization ("SRO") (collectively the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries and except as set forth in Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. Except as set forth in Section 4.5 of the Company Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

     4.6 FINANCIAL STATEMENTS. The Company has previously delivered to ICBC copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, for the fiscal years 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995, 1996 and 1997, inclusive, as reported in the Company's Annual Report on Form
10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to the Company, and (b) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 1998 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the nine-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 BROKER'S FEES. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Ryan, Beck & Co., Inc. ("Ryan, Beck") in accordance with the terms of a letter agreement between Ryan, Beck and the Company, a true and correct copy of which has been previously delivered by the Company to ICBC.

     4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since September 30, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

     (b)  Since September 30, 1998, the Company and its
Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since December 31, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998 (which amounts have been previously disclosed to ICBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     4.9 LEGAL PROCEEDINGS. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's best knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

     (b) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

     4.10 TAXES. (a) Each of the Company and its Subsidiaries has (i) duly and timely filed or will duly and timely file
(including applicable extensions granted without penalty) all Tax

Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have been filed are, and those to be hereinafter filed will be, true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns and will pay in full or make adequate provision for all Taxes other than Taxes being contested by the Company in good faith for which adequate provision for on the financial statements of the Company (in accordance with GAAP) have been made. There are no material liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due. As of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) except as set forth in
Section 4.10(a) of the Company Disclosure Schedule with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Neither the Company nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) except as set forth in
Section 4.10(a) of the Company Disclosure Schedule has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration- required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     4.11 EMPLOYEES. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each "stay in place" bonus, retention, employment, consulting, independent contractor, termination, severance or change in control agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by, or with respect to which an obligation or liability exists of (the "Plans"), the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the ERISA, for the benefit of any employee or director or former employee or former director of the Company, any Subsidiary or any ERISA Affiliate or any person who is an independent contractor or consultant to the Company, any of its Subsidiaries or any ERISA Affiliate.

     (b) The Company has heretofore delivered to ICBC with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document, including all amendments thereto, and trust agreement or other funding arrangement including insurance contracts and policies;
(ii) the actuarial report for such Plan for each of the last two years and any subsequent changes to actuarial assumptions; (iii) the most recent determination letter from the Internal Revenue Service ("IRS") for such Plan; and (iv) the most recent Form 5500, summary plan description and related summaries of material modifications.

     (c) Each of the Plans has been and is being operated and administered in accordance with its terms and is in compliance with applicable law, including but not limited to, the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter except as set forth in Section 4.11(c) of the Company Disclosure Schedule; except as set forth in Section 4.11(c) of the Company Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or
(z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than Pension Benefit Guarantee Corporation ("PBGC") premiums); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the fair market value of the assets of each Plan subject to Title IV of ERISA exceeds the present value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under such Plan as of the most recent plan year end prior to the date hereof, calculated using the actuarial assumptions used in the most recent actuarial valuation of such Plan as of the date hereof; and there is not currently any legally binding commitment by the Company or any ERISA Affiliate to create an additional Plan or amend any Plan (except amendments to comply with law which do not materially increase the cost of such Plan) and the Company and its Subsidiaries do not have any obligations for post-retirement or post-employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title 1 of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

     4.12 SEC REPORTS. The Company has previously delivered to ICBC a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

     4.13 COMPANY INFORMATION. The information relating to the Company and its Subsidiaries which is provided to ICBC by the Company for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to ICBC or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.14 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of or has received notice of any violations of any of the above.

     4.15 CERTAIN CONTRACTS. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral including, but not limited to, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan or other similar plan) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from ICBC, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $75,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or (vi) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in
Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered to ICBC true and correct copies of each Company Contract.

     (b) With respect to Company Contracts, (i) each Company Contract is valid and binding and in full force and effect and has received, if required, all regulatory and/or shareholder approvals, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

     (c) Section 4.15 of the Company Disclosure Schedule contains a schedule showing the maximum monetary amounts payable, whether individually or in the aggregate (including any tax indemnification payments in respect of income and/or excise taxes), and identifying the types and estimated amounts of the in-kind benefits due under any Plan or Company Contract other than a tax-qualified plan for each director of the Company or Company Bank, each officer of the Company or the Company Bank with the position of vice president or higher and any consultant to the Company or the Company Bank, specifying the assumptions in such schedule.

     4.16 AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.17 ENVIRONMENTAL MATTERS.  (a) Except as set forth in
Section 4.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries, each of the Participation Facilities and, to the best knowledge of the Company, the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

     (b) There is no suit, claim, action, proceeding or investigation, pending or, to the best knowledge of the Company, threatened (or to the best knowledge of the Company, no past or present actions activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice the Company, any of its Subsidiaries, Participation Facility or Loan Property has or may have been retained or assumed either contractually or by operation of law), has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

     (c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, to the best knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. Except as set forth in
Section 4.17(c) of the Company Disclosure Schedule, to the best knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

     (d)  The following definitions apply for purposes of this
Section 4.17: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     4.18 OPINION. Prior to the execution of this Agreement, the Company has received an opinion from Ryan, Beck to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.19 APPROVALS. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) should not be obtained.

     4.20 LOAN PORTFOLIO. (a) Except as set forth in Schedule
4.20(a) of the Company Disclosure Schedule, with respect to each loan owned by the Company or its Subsidiaries in whole or in part
(each, a "Loan"), to the best knowledge of the Company:

          (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

          (ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

          (iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company's applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

          (iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

          (v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

          (vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

          (vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

     (b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of December 31, 1998, 90 days or more delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.
Section 4.20 of the Company Disclosure Schedule sets forth (i) all of the Loans of the Company or any of its Subsidiaries that as of December 31, 1998 were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 1998 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of December 31, 1998 was classified as "Other Real Estate Owned" and the book value thereof.

     4.21 PROPERTY. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of September
30, 1998 or acquired after such date, except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business and (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder. All material tangible properties of the Company and each of its Subsidiaries are in good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

     4.22 REORGANIZATION. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code.

     4.23 ANTITAKEOVER PROVISIONS INAPPLICABLE. The Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Bank Merger Agreement such that the provisions of Section 14A:10A-5 of the NJBCA and 49:5-3 of the New Jersey Revised Statutes will not apply to this Agreement, the Bank Merger Agreement or any of the transactions contemplated hereby or thereby.

     4.24 INSURANCE. The Company and its Subsidiaries are presently insured, and since December 31, 1995 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     4.25 INVESTMENT SECURITIES; BORROWINGS; DEPOSITS. (a) Except for investments in Federal Home Loan Bank Stock, pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business, restrictions that exist for securities to be classified as "held to maturity," and securities pledged with respect to certain public and fiduciary deposits in the ordinary course of business, none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form 10-Q for the quarter ended September 30, 1998 and none of the investment securities held by it or any of its Subsidiaries since September 30, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

     (b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives
Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) in Section
4.25(b) of the Company Disclosure Schedule or disclosed in any Company Reports filed on or prior to the date hereof.

     (c)  Set forth in Section 4.25(c) of the Company Disclosure
Schedule is a true and correct list of the Company's borrowed funds (excluding deposit accounts) as of the date hereof.

     (d) None of the deposits of the Company or any of its Subsidiaries is a "brokered" deposit.

     4.26 INDEMNIFICATION. Except as provided in the Company Contracts or the Restated Certificate of Incorporation or Bylaws of the Company, neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Restated Certificate of Incorporation or Bylaws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

     4.27 YEAR 2000 MATTERS. Section 4.27 of the Company Disclosure Schedule contains a true and correct copy of the Company's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Company is in compliance with the Company's Year 2000 Plan. The Company Bank has been examined by the OCC with respect to being "Year 2000 Compliant" and neither the Company nor the Company Bank has received any written communication from the OCC commenting adversely with respect to the ability of the Company Bank to become Year 2000 compliant.

     4.28. UNDISCLOSED LIABILITIES. Except (a) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company as of September 30, 1998 and (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expect to have, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

                            ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF ICBC

     Subject to Article III, ICBC hereby represents and warrants to the Company (subject to the ICBC Disclosure Schedule) as follows:

     5.1 CORPORATE ORGANIZATION. (a) ICBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. ICBC is duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and Bylaws of ICBC, copies of which have previously been delivered to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Independence Community Bank ("ICBC Bank") is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of ICBC Bank are insured by the FDIC through the BIF and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of ICBC's other Subsidiaries which is a "Significant Subsidiary" (each a "Significant Subsidiary" and together the "Significant Subsidiaries") as such term is defined in Regulation S-X promulgated by the SEC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Restated Organization Certificate, Bylaws and other similar governing documents of ICBC Bank, copies of which have previously been delivered to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of ICBC and each of its Significant Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     5.2 CAPITALIZATION. (a) As of the date of this Agreement, the authorized capital stock of ICBC consists of 125,000,000 shares of ICBC Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("ICBC Preferred Stock"). As of the date hereof, there were 71,421,563 shares of ICBC Common
Stock and no shares of ICBC Preferred Stock issued and outstanding, and 4,622,187 shares of ICBC Common Stock held in ICBC's treasury. As of the date of this Agreement, no shares of ICBC Common Stock or ICBC Preferred Stock were reserved for issuance, except that 7,041,088 shares of ICBC Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Independence Community Bank Corp. 1998 Stock Option Plan (the "ICBC Stock Plan"). All of the issued and outstanding shares of ICBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the ICBC Disclosure Schedule, ICBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ICBC Common Stock or ICBC Preferred Stock or any other equity securities of ICBC or any securities representing the right to purchase or otherwise receive any shares of ICBC Common Stock or ICBC Preferred Stock. The shares of ICBC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 5.2(b) of the ICBC Disclosure Schedule sets forth a true and correct list of all of the ICBC Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the ICBC Disclosure Schedule, as of the date of this Agreement, ICBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of ICBC, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of ICBC has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of ICBC calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      5.3 AUTHORITY; NO VIOLATION. (a) ICBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of ICBC, and no other corporate proceedings on the part of ICBC are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ICBC and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of ICBC, enforceable against ICBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) ICBC Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of ICBC Bank. Upon the due and valid approval of the Bank Merger Agreement by ICBC, as the sole stockholder of ICBC Bank, and by the Board of Directors of ICBC Bank, no other corporate proceedings on the part of ICBC Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by ICBC Bank, will be duly and validly executed and delivered by ICBC Bank and will (assuming due authorization, execution and delivery by ICBC Bank) constitute a valid and binding obligation of ICBC Bank, enforceable against ICBC Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 5.3(b) of the ICBC Disclosure Schedule, neither the execution and delivery of this Agreement by ICBC or the Bank Merger by ICBC Bank, nor the consummation by ICBC of the transactions contemplated hereby or thereby, nor compliance by ICBC with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of ICBC, or the restated organization certificate, articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ICBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of ICBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ICBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a material adverse effect on ICBC's ability to consummate the transactions contemplated hereby or ICBC Bank's ability to consummate the transactions contemplated by the Bank Merger Agreement.

     5.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA and the rules and regulations of the OTS, the FDIC under the Bank Merger Act and the Federal Deposit Insurance Act and the rules and regulations of the FDIC, and, if applicable, filing of applications and notices with the FRB and the OCC, and approval of such applications and notices, (b) the State Banking
Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Secretaries pursuant to the DGCL and the NJBCA, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of ICBC Common Stock pursuant to this Agreement, (f) approval of the listing for quotation of the ICBC Common Stock to be issued in the Merger on the Nasdaq/NMS, and (g) such other filings, authorizations or approvals as may be set forth in Section 5.4 of the ICBC Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with (1) the execution and delivery by ICBC of this Agreement and (2) the consummation by ICBC of the Merger and the other transactions contemplated hereby.

     5.5 REPORTS. ICBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of ICBC and its Subsidiaries, and except as set forth in
Section 5.5 of the ICBC Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of ICBC, investigation into the business or operations of ICBC or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of ICBC or any of its Subsidiaries.

     5.6 FINANCIAL STATEMENTS. ICBC has previously made available to the Company copies of (a) the consolidated statements of financial condition of ICBC and its Subsidiaries as of March 31 for the fiscal years 1997 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1996, 1997 and 1998, inclusive, as reported in ICBC's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to ICBC, and (b) the unaudited consolidated statement of financial condition of ICBC and its Subsidiaries as of September 30, 1998 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the six-month periods then ended as reported in ICBC's Quarterly Report on Form 10-Q for the period ended September 30, 1998 filed with the SEC under the Exchange Act. The March 31, 1998 consolidated statement of financial condition of ICBC (including the related notes, where applicable) fairly presents the consolidated financial condition of ICBC and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of ICBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance in all material respects with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of ICBC and its Significant Subsidiaries have been, and are being, maintained in accordance in all material respects with GAAP and any other applicable legal and accounting requirements.

     5.7 BROKER'S FEES. Neither ICBC nor any Subsidiary of ICBC, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that ICBC has engaged, and will pay a fee or commission to, Merrill Lynch & Co. ("Merrill Lynch").

     5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in any ICBC Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since September 30, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on ICBC.

     5.9 LEGAL PROCEEDINGS. As of the date of this Agreement, there are no judicial, administrative, arbitral or other actions, suits, proceeding or investigations pending or, to ICBC's knowledge, threatened, against ICBC or any of its Subsidiaries which, if adversely determined. would materially adversely affect the ability of ICBC to consummate the transactions contemplated hereby. As of the date of this Agreement, to the best of ICBC's knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against ICBC or any Subsidiary, except such proceedings, claims, actions or governmental investigations which would not have a material adverse effect on the ability of ICBC to consummate the transactions contemplated hereby.

     5.10 TAXES. Except as set forth in Section 5.10 of the ICBC
Disclosure Schedule, each of ICBC and its Subsidiaries has (i) duly and timely filed and will duly and timely file (including applicable extensions granted without penalty) all material Tax
Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of ICBC (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of the ICBC Disclosure Schedule, (i) as of the date hereof, neither ICBC nor any of its Subsidiaries has requested any extension of time within which to file any Tax
Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of ICBC and its Subsidiaries, the federal and state income Tax Returns of ICBC and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Except as set forth in Section 5.10 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries (i) has made an election under Section
341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163f(i) of the Code or any registration-required obligation within the meaning of Section 163f(2) of the Code that is not in registered form, (iii) has made any payment, is obligated to make payment, or is party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     5.11 EMPLOYEES. (a) Section 5.11(a) of the ICBC Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA) that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement by, or with respect to which an obligation or liability exists of (the "ICBC Plans"), ICBC, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ICBC ERISA Affiliate"), all of which together with ICBC would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of ICBC, any Subsidiary or any ICBC ERISA Affiliate.

     (b) Except as set forth in Section 5.11(b) of the ICBC Disclosure Schedule, each of the ICBC Plans is in compliance in all material respects with applicable law, including but not limited to, the Code and ERISA; each of the ICBC Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS;
no ICBC Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither ICBC nor any ICBC ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of an ICBC Plan pursuant to Title
IV of ERISA (other than PBGC premiums); to the knowledge of ICBC, no proceedings have been instituted to terminate any ICBC Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any ICBC Plan (other than a reportable event with respect to which the thirty day notice period has been waived);
no condition exists that presents a material risk to ICBC of incurring a liability to or on account of an ICBC Plan pursuant to Title IV of ERISA; no ICBC Plan is a multiemployer plan
(within the meaning of Section 4001(a)(3) of ERISA and no ICBC
Plan is a multiple employer plan as defined in Section 413 of the Code; there are no pending or, to the knowledge of ICBC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ICBC Plans or any trusts related thereto; the fair market value of the assets of each ICBC Plan subject to Title IV of ERISA exceeds the present value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under such ICBC Plan as of the most recent plan year end prior to the date hereof, calculated using the actuarial assumptions used in the most recent actuarial valuation of such Plan as of the date hereof; with respect to each qualified plan which is an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), any assets of any such plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness; and there is not currently any legally binding commitment by ICBC or any ICBC ERISA Affiliate to create an additional ICBC Plan or amend any ICBC Plan (except amendments to comply with law which do not materially increase the cost of such Plan) and ICBC and its Subsidiaries do not have any obligations for post-retirement or post-employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title 1 of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

     5.12 SEC REPORTS. ICBC has previously delivered to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by ICBC with the SEC pursuant to the Securities Act or the Exchange Act (the "ICBC Reports") and (b) communication mailed by ICBC to its stockholders since March 13, 1998, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. ICBC has timely filed all ICBC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all ICBC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     5.13 ICBC INFORMATION. The information relating to ICBC and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

     5.14 COMPLIANCE WITH APPLICABLE LAW. ICBC and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respect with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ICBC or any of its Subsidiaries and neither ICBC nor any of its Subsidiaries knows of or has received notice of any violations of any of the above.

     5.15 OWNERSHIP OF COMPANY COMMON STOCK.   Neither ICBC nor
any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

     5.16 AGREEMENTS WITH REGULATORY AGENCIES. Neither ICBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the ICBC Disclosure Schedule, an "ICBC Regulatory Agreement"), any Governmental Entity that restricts materially the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has ICBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ICBC Regulatory Agreement.

     5.17 OPINION. Prior to the execution of this Agreement, ICBC has received an oral opinion from Merrill Lynch to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to ICBC. Such opinion has not been amended or rescinded as of the date of this Agreement.

     5.18 ENVIRONMENTAL MATTERS. (a) Each of ICBC and its Subsidiaries, each of the Participation Facilities and, to the best knowledge of ICBC, the Loan Properties (each as hereinafter defined), are in compliance with Environment Laws and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials in the environment or workplace;

     (b) There is no suit, claim, action, proceeding or investigation, pending or, to the best knowledge of ICBC, threatened (or to the best knowledge of ICBC, no past or present actions activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which ICBC, any of its Subsidiaries, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice ICBC, any of its Subsidiaries, Participation Facility or Loan Property has or may have been retained or assumed either contractually or by operation of law), has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by ICBC or any of its Subsidiaries, any Participation Facility or any Loan Property;

     (c)   To the best knowledge of ICBC, during the period of
(x) ICBC's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) ICBC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) ICBC's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the best knowledge of ICBC, prior to the period of (x) ICBC's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y)
ICBC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) ICBC's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

     (d)  The following definitions apply for purposes of this
Section 5.18: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which ICBC or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which ICBC or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     5.19 LOAN PORTFOLIO. Except as set forth in Section 5.19 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is a party to any written or oral Loans, other than Loans the unpaid principal balance of which does not exceed $350,000, under the terms of which the obligor was, as of December 31, 1998, 90 days or more delinquent in payment of principal or interest or in default of any other provision.
Section 5.19 of the ICBC Disclosure Schedule sets forth (i) all of the Loans of ICBC or any of its Subsidiaries that as of December 31, 1998 were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of ICBC and its Subsidiaries that as of December 31, 1998 were classified as nonaccrual, together with the aggregate principal amount on such Loans by category and (iii) each asset of ICBC that as of December 31, 1998 was classified as "Other Real Estate Owned" and the book value thereof.

     5.20 INSURANCE. ICBC and its Subsidiaries are presently insured, and since December 31, 1995 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by ICBC and its Subsidiaries are in full force and effect, ICBC and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     5.21 YEAR 2000 MATTERS.   Section 5.21 of the ICBC
Disclosure Schedule contains a true and correct copy of ICBC's plan for addressing year 2000 computer issues (the "Year 2000
Plan"). ICBC is in compliance with ICBC's Year 2000 Plan. ICBC
Bank has been examined by the FDIC with respect to being "Year
2000 Compliant" and neither ICBC nor ICBC Bank has received any written communication from the FDIC commenting adversely with respect to the ability of ICBC Bank to become Year 2000 compliant.

     5.22 APPROVALS. As of the date of this Agreement, ICBC knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) should not be obtained.

     5.23 REORGANIZATION. ICBC has no reason to believe that the Merger will fail to qualify as a reorganization under Section
368(a) of the Code.

                            ARTICLE VI

            COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1 COVENANTS OF THE COMPANY. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Company Bank, ICBC or ICBC Bank to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, ICBC or ICBC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by ICBC, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.12 per share of Company Common Stock;

          (b)  (i)  repurchase, redeem or otherwise acquire
(except for the acquisition of Trust Account Shares and DPC
Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing or grants made pursuant to the Company Option Plans or the LCAP, all to the extent outstanding and in existence on the date of this Agreement as set forth in the Company Disclosure
Schedule and in accordance with their present terms;

          (c) amend its certificate of incorporation, articles of association or bylaws or other similar governing documents;

          (d) (i)   initiate, solicit or encourage, directly or
indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase, lease or other acquisition of, all or more than 10% of the assets or any equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) authorize or permit any of its directors, officers, employees or agents to directly or indirectly engage in any of the activities specified in clauses
(i) or (ii); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from engaging in any negotiations or discussions with, or providing any confidential information or data to, any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to above, (A) the Board of Directors of the Company, based upon written advice of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (B) the Board of Directors of the Company determines in good faith (based upon written advice of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the Acquisition Proposal and the person making the Acquisition Proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided further, however, that the Company may communicate information about any such Acquisition Proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel, such communication is required under applicable law. The Company will notify ICBC immediately orally (within one day) and in writing
(within three days) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep ICBC informed of any developments with respect thereto immediately upon occurrence thereof. Subject to the foregoing, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries will take the necessary steps to inform their respective officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 6.1(d). The Company will promptly request each person (other than ICBC) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries. The Company shall take all steps reasonably necessary to enforce all such confidentiality agreements;

          (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, (ii) are set forth in Section 6.1(e) of the Company Disclosure Schedule, and (iii) in any event (excluding those expenditures set forth in Section 6.1(e) of the Company Disclosure Schedule) are in an amount of no more than $100,000 in the aggregate;

          (f)  enter into any new line of business;

          (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

          (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (i) change its methods of accounting in effect at September 30, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred in writing by the Company's independent auditors;

          (j) (i)   except as required by applicable law or as
required to maintain qualification pursuant to the Code, adopt, amend or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors except as required pursuant to irrevocable commitments existing on the date of this Agreement, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, except (A) as may be required pursuant to binding commitments existing on the date hereof as set forth in Section 4.15 of the Company Disclosure Schedule,
(B) as may be required by applicable law, and (C) in the case of employees who are not officers at the level of Vice President or above, normal salary increases in the ordinary course of business consistent with past practice, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units, performance units or shares or awards under the LCAP (provided, however that the awards for a maximum of 28,698 shares of Company Common Stock under the current three year cycle of the LCAP may be prorated pursuant to Section 4.8 of the LCAP);

          (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

          (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any employment, consulting or severance agreement or of any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

          (o) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $100,000, and other than investments for the Company's portfolio made in accordance with Section 6.1(p), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

          (p) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities under applicable regulatory pronouncements, that are purchased in the ordinary course of business consistent with past practice;

          (q) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 6.1(t);

          (r) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

          (s) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

          (t) (i) make or commit to make any new loan or other extension of credit in an amount of $300,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $300,000 or more, or increase by $300,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers, except such loan originations, commitments, extensions, renewals or increases that have been reviewed by ICBC, or (ii) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, other than in the ordinary course of business consistent with past practice and in strict compliance with the Company's current Board-approved loan policies as in effect on the date hereof;

          (u) incur any additional borrowings beyond those set forth in the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

          (v) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of the Company prior to the date of this Agreement and disclosed in writing to ICBC, provided, however, the Company shall not take any further action with respect to the loans and properties set forth in Section 4.17 of the Company Disclosure Schedule without the prior consent of ICBC;

          (w) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the ICBC, make any real estate loans secured by undeveloped land or real estate located outside the State of New Jersey;

          (x) establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000, other than as set forth in Section 6.1(x) of the Company Disclosure Schedule;

          (y) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise;

          (z) appoint or nominate for election to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the last Company Report;
or

          (aa) agree to do any of the foregoing.

     6.2 COVENANTS OF ICBC. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, ICBC shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company or ICBC to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, ICBC, the Company Bank or ICBC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section
6.2 of the ICBC Disclosure Schedule or as otherwise specifically provided by the Agreement or consented to in writing by the Company, ICBC shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of ICBC, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its regular quarterly dividends;

          (b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (c) change its methods of accounting in effect at September 30, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred in by ICBC's independent auditors;

          (d) repurchase any of the ICBC Common Stock during the Pricing Period or the three (3) consecutive trading days immediately preceding the commencement of the Pricing Period; or

          (e)  agree to do any of the foregoing.

                           ARTICLE VII

                      ADDITIONAL AGREEMENTS

     7.1 REGULATORY MATTERS. (a) Within forty-five days after the date hereof or as soon as thereafter as is reasonably practicable, ICBC and the Company shall promptly prepare and file with the SEC the Proxy Statement and ICBC shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a part of the prospectus contained therein. Each of the Company and ICBC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. ICBC shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

          (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to prepare and file within forty-five (45) days after the date hereof or as soon as thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and ICBC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or ICBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c) ICBC and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of ICBC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) ICBC and the Company shall promptly furnish each other with copies of written communications received by ICBC or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     7.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

     Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney- client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) All information furnished pursuant to Section 7.2(a) shall be subject to, and each of the Company and ICBC shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated November 5, 1998 (the "Confidentiality Agreement"), between ICBC and the Company.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     7.3  STOCKHOLDER MEETING.   The Company shall take all steps
necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, unless the Board of Directors determines, based upon written advice of outside legal counsel, that the fiduciary duties of such Board preclude it from making such recommendation. The Company shall engage a nationally recognized proxy solicitation firm mutually acceptable to the Company and ICBC to assist the Company in solicitation of the approval and adoption of the Agreement by its shareholders at the meeting thereof called to consider the Agreement.

     7.4 LEGAL CONDITIONS TO MERGER. Each of ICBC and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or ICBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

     7.5 AFFILIATES. Promptly, but in any event within one week after the execution and delivery of this Agreement, the Company shall deliver to ICBC a letter identifying all persons who, to the knowledge of the Company, may be deemed to be "affiliates" of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, together with executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing
(i) to comply with Rule 145 and (ii) to be present in person or by proxy and vote in favor of the Merger at the Company's stockholders' meeting.

     7.6 STOCK EXCHANGE LISTING. ICBC shall use its reasonable best efforts to cause the shares of ICBC Common Stock to be issued in the Merger to be approved for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time.

     7.7 EMPLOYEE BENEFIT PLANS; EXISTING AGREEMENTS. (a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall become employees of ICBC or a Subsidiary thereof and shall be eligible to participate in the employee benefit plans of ICBC and its Subsidiaries in which similarly situated employees of ICBC or ICBC Bank participate, to the same extent as similarly situated employees of ICBC or ICBC Bank (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require ICBC or any of its Subsidiaries to make any grants to any Company Employee under either the ICBC Stock Plan or the ICBC 1998 Recognition and Retention Plan and Trust Agreement, it being understood that any such grants are completely discretionary, and (ii) other than as provided in
Section 7.13(b) hereof, nothing contained herein shall require ICBC or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change in control agreement or plan offered by ICBC or any of its Subsidiaries. The Company agrees to take any necessary actions to cease benefit accruals under any Plan that is a tax-qualified defined benefit plan as of the Effective Time.

          (b) With respect to each ICBC Plan, for purposes of determining eligibility to participate, vesting, and vacation entitlement (but not for accrual of pension benefits), service with the Company shall be treated as service with ICBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each ICBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ICBC Plan during the applicable plan year.

          (c) As of the Effective Time, ICBC shall assume and honor and shall cause the appropriate Subsidiaries of ICBC to assume and honor in accordance with their terms all employment, severance, consulting and other compensation agreements, plans and arrangements existing immediately prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in Section 7.7(c) of the Company
Disclosure Schedule. ICBC acknowledges and agrees that (i) the Merger constitutes a "Change in Control" for all purposes pursuant to such agreements and arrangements, and (ii) in light of ICBC's plans relating to management assignments and responsibilities with respect to the business of ICBC from and after the Effective Time, each director, officer or employee who is a party to, or is otherwise subject to, any such agreement or arrangement will, upon consummation of the Merger, be entitled to receive the severance or other similar benefits that are provided thereunder in the event of a termination of employment for "Good Reason" as defined in such agreements and arrangements (whether or not such person continues in the employment of ICBC or its subsidiaries). Any director, officer or employee of the Company or any of its Subsidiaries who is a party to an agreement set forth in Section 7.7(c) of the Company Disclosure Schedule shall be entitled to receive the cash benefits payable under such agreement within 30 days following the Closing Date; provided, however, that (i) the amounts payable shall not exceed, individually or in the aggregate, the amounts reflected in
Section 4.15 of the Company Disclosure Schedule (except to the extent that any tax indemnification payments in respect of income and/or excise taxes change due to changes in the assumptions underlying such amounts) and (ii) the employee executes and delivers to the Company an instrument in form and substance satisfactory to ICBC releasing ICBC and its affiliates from any further liability for monetary payments under such agreement. To the extent that a director, officer or employee of the Company or any of its Subsidiaries is entitled to the continued receipt of miscellaneous fringe benefits pursuant to an agreement set forth in Section 7.7(c) of the Company Disclosure Schedule, and such director, officer or employee becomes a director, officer or employee of ICBC or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive comparable fringe benefits in his or her capacity as a director, officer or employee of ICBC or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person's service as a director, officer or employee of ICBC or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to, any fringe benefits that would have otherwise been provided pursuant to the agreement set forth in
Section 7.7(c) of the Company Disclosure Schedule.

     7.8 INDEMNIFICATION. (a) It is understood and agreed that after the Effective Time, ICBC shall indemnify and hold harmless, to the fullest extent that the Company is permitted to indemnify (including advancement of expenses) its directors and officers under New Jersey law or OCC regulations, as applicable, and the Restated Certificate of Incorporation and Bylaws of the Company as in effect at the Effective Time, any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC; provided, however, that (1) ICBC shall have the right to assume the defense thereof and upon such assumption ICBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if ICBC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between ICBC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC, and ICBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) ICBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) ICBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) ICBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this
Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ICBC thereof, provided that the failure to so notify shall not affect the obligations of ICBC under this Section 7.8 except to the extent such failure to notify materially prejudices ICBC. ICBC's obligations under this Section 7.8 shall continue in full force and effect for a period of six years from and after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) ICBC shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that ICBC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy or single premium tail coverage with policy limits equal to the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall ICBC be required to expend an aggregate premium for such six-year period in excess of 200% of the current annual premiums expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if ICBC is unable to maintain or obtain the insurance called for by this Section 7.8(b), ICBC shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (c) In the event ICBC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ICBC assume the obligations set forth in this Section.

          (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by ICBC.

     7.10 COORDINATION OF DIVIDENDS. After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the ICBC Common Stock, it being the intention of the parties that the holders of ICBC Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of ICBC Common Stock and/or Company Common Stock and any shares of ICBC Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

     7.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results or operations of such party and its Subsidiaries taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of the Company and ICBC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     7.12 CERTAIN MATTERS, CERTAIN REVALUATIONS, CHANGES AND ADJUSTMENTS. At or before the Effective Time, upon the request of ICBC, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of ICBC and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time, and (B) unless ICBC agrees in writing that all conditions to closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing
Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this
Section 7.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     7.13 APPOINTMENTS. (a) Donald M. Karp shall be appointed as a director and Vice Chairman of the Board of Directors of ICBC as of the Effective Time, with Mr. Karp to be placed in the class of directors whose term is scheduled to expire in the year 2002; provided, however, that if the Effective Time is prior to the 1999 Annual Meeting of Stockholders of ICBC, then Mr. Karp will be placed in the class of directors scheduled to be elected at such annual meeting for a three-year term and ICBC agrees to nominate Mr. Karp for election to the three-year term expiring in the year 2002; and provided further, that upon the expiration of his term in the year 2002, the Board of Directors shall nominate Mr. Karp to serve for an additional term of at least two years. In addition, Mr. Karp will receive a five-year contract for services to be actually rendered as a consultant and senior advisor following the Effective Time, substantially in the form set forth in Section 7.13(a) of the ICBC Disclosure Schedule.
Mr. Karp shall also be appointed as a director of ICBC Bank as of the Effective Time, with Mr. Karp to be placed in the class of directors whose term is scheduled to expire in the year 2002; provided, however, that if the Effective Time is prior to the 1999 annual meeting of the sole stockholder of ICBC Bank, then ICBC agrees to elect Mr. Karp for a three-year term expiring in the year 2002 in its capacity as the sole stockholder of ICBC Bank; and provided further, that upon the expiration of his term in the year 2002, ICBC agrees to re-elect Mr. Karp as a director of ICBC Bank for an additional term of at least two years.

     (b) John A. Dorman shall be appointed as President and Chief Operating Officer of the Broad National Division of ICBC Bank as of the Effective Time, with his annual salary to be at least equal to his annual salary in effect as of the date of this Agreement, and shall receive a change in control severance agreement from ICBC Bank substantially in the form set forth in
Section 7.13(b) of the ICBC Disclosure Schedule.

     7.14 CHARITABLE CONTRIBUTIONS. ICBC agrees to continue the Company's charitable contributions in accordance with past practices and in the aggregate amount set forth in Section 7.14 of the Company Disclosure Schedule for a period of at least 12 months following the Effective Time.

     7.15 CONSULTING BOARD. ICBC Bank shall, effective as of the Effective Time, cause each person serving as a director of the Company as of the date of this Agreement (other than Donald
M. Karp), if such persons are willing to so serve, to be elected or appointed as members of a Consulting Board to the Broad National Division of ICBC Bank ("Consulting Board") to be established by ICBC Bank, the function of which shall be to advise ICBC with respect to deposit and lending activities in the Company's market area and to maintain and develop customer relationships. The members of the Consulting Board who are willing to so serve initially shall be elected or appointed for a term of one year. ICBC Bank agrees to re-elect or re-appoint each of the initial members of the Consulting Board to an additional one-year term following the initial one-year term; provided, however, that ICBC Bank shall have no obligation to re-elect or re-appoint any member if ICBC Bank reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Consulting Board or any cause exists that otherwise would allow for removal of such person as a director of ICBC Bank if such person were a member of ICBC Bank's Board of Directors. Each member of the Consulting Board shall receive a retainer fee for such service in the amounts set forth in Section 7.15 of the Company Disclosure Schedule, which fees shall be payable in quarterly installments or in one lump sum at any time in advance at the option of ICBC Bank.

                           ARTICLE VIII

                       CONDITIONS PRECEDENT

     8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law and the Company's Restated Certificate of Incorporation and Bylaws.

          (b) Listing of Shares. The shares of ICBC Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance.

          (c) Other Approvals. All necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its subsidiaries taken as a whole or (ii) on ICBC and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f) Affiliate Letters. ICBC shall have received the letter agreements referred to in Section 7.5.

     8.2  CONDITIONS TO OBLIGATIONS OF ICBC.  The obligation of
ICBC to effect the Merger is also subject to the satisfaction or waiver by ICBC at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties. (i) Subject to
Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. ICBC shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ICBC shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Federal Tax Opinion. ICBC shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P., counsel to ICBC ("ICBC's Counsel"), in form and substance reasonably satisfactory to ICBC, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

               (i) No gain or loss will be recognized by ICBC or the Company as a result of the Merger;

               (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in ICBC Common Stock); and

               (iii) The aggregate tax basis of the ICBC Common Stock received by stockholders who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, ICBC's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of ICBC, the Company and others, reasonably satisfactory in form and substance to such counsel.

          (d) Accountant's Letter. The Company shall have caused to be delivered to ICBC "cold comfort" letters or letters of procedures from the Company's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to ICBC, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

          (e) Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities and third parties which are necessary in connection with the consummation of the Merger and the Bank Merger shall have been obtained; provided, however, that no approval or consent referred to in this Section 8.1(e) shall be deemed to have been received if it shall include any term, condition or requirement that, individually or in the aggregate,
(i) would result in a material adverse effect on the results, business, operation, assets, financial condition or prospects of ICBC on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to ICBC in so significant a manner that ICBC, in its reasonable judgement, would not have entered into this Agreement.

     8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties. (i) Subject to
Section 3.2, the representations and warranties of ICBC set forth in this Agreement (other than those set forth in the first and third sentences of Section 5.1(a), the first two sentences of
Section 5.1(b) and Sections 5.2, 5.6 and 5.8 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of ICBC set forth in the first and third sentences of Section 5.1(a), the first two sentences of Section 5.1(b) and Sections 5.2, 5.6 and
5.8 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to the foregoing effect.

          (b) Performance of Obligations of ICBC. ICBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to such effect.

          (c) Federal Tax Opinion. The Company shall have received an opinion from Stinson, Mag & Fizzell P.C. (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

               (i) No gain or loss will be recognized by ICBC or the Company as a result of the Merger;

               (ii)      No gain or loss will be recognized by
the stockholders of the Company who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the
Merger (except with respect to cash received in lieu of a fractional share interest in ICBC Common Stock); and

               (iii) The aggregate tax basis of the ICBC Common Stock received by stockholders who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of ICBC, the Company and others, reasonably satisfactory in form and substance to such counsel.

          (d) Accountant's Letter. ICBC shall have caused to be delivered to the Company "cold comfort" letters or letters of procedures from ICBC's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to the Company, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

                            ARTICLE IX

                    TERMINATION AND AMENDMENT

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual consent of the Company and ICBC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire
Board;

          (b) by either ICBC or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite
Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental
Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (c) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the Merger shall not have been consummated on or before November 30, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that if the Company is the terminating party, it shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

          (e) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by ICBC);

          (f) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

          (g) By the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire
Board, at any time during the four business day period commencing with the first business day after the end of the Pricing Period
(as defined in Section 1.4(e) hereof), if both of the following conditions are satisfied:

               (i) the product of the Average Closing Price multiplied by the Final Exchange Ratio (as such terms are defined in Section 1.4(e) hereof) shall be less than $24.00;
     and

               (ii) (x) the number (the "ICBC Ratio") obtained by dividing the Average Closing Price by the Starting Price shall be less than (y) the number obtained by dividing the Final Index Price by the Initial Index Price (each as defined below) and subtracting 0.15 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this
Section 9.1(g), it shall give prompt written notice to ICBC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned four business day period). During the four business day period commencing with the first business day after its receipt of such notice from the Company, ICBC shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Final Exchange Ratio to equal the lesser of (x) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) $24.00 by (B) the Average Closing Price, and (y) a number (rounded to the nearest ten-thousandth) obtained by substituting the Adjusted Preliminary Stock Ratio (as defined below) for the Preliminary Stock Ratio in the definitions contained in Section 1.4(e) hereof. If ICBC so elects within such four business day period, it shall give prompt written notice to the Company of such election and the revised Final Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Final Exchange Ratio shall have been so modified).

     For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

     "Adjusted Preliminary Stock Ratio" shall mean 1.0 plus the
Index Ratio less the     ICBC Ratio, with the net sum being
multiplied by the Preliminary Stock Ratio then in effect as provided by 1.4(e) hereof.

     "Final Index Price" shall mean the average of the Final
Prices for each company comprising the Index Group multiplied by the appropriate weighting.

     "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Pricing Period.

     "Index Group" shall mean the 21 financial institutions or financial institution holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the end of the Pricing Period for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time after the Starting Date and before the end of the Pricing Period, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 21 financial institutions or financial institution holding companies and the weights attributed to them are as follows:

          Company                            Weighting


          Astoria Financial Corp.            4.3%
          Charter One Financial              12.9%
          Commerce Bancorp Inc.              1.9%
          Dime Bancorp Inc.                  8.7%
          Dime Community                     0.9%
          Fulton Financial Corp.             4.9%
          GreenPoint Financial Corp.         7.5%
          HUBCO Inc.                         3.2%
          JSB Financial Inc.                 0.8%
          Keystone Financial Inc.            3.9%
          M&T Bank Corp.                     0.6%
          North Fork Bancorp                 11.0%
          Peoples Heritage Financial Group   6.8%
          Queens County Bancorp Inc.         1.7%
          Richmond County                    2.0%
          S&T Bancorp  Inc.                  2.2%
          Sovereign Bancorp  Inc.            12.8%
          Staten Island Bancorp Inc.         3.4%
          UST Corp.                          3.3%
          Valley National Bancorp            4.3%
          Webster Financial Corp.            2.9%

                                             100.0%

     "Initial Index Price" means the weighted average (weighted in accordance with the factors listed above) of the per share closing prices of the common stock of each of the companies comprising the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

     "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

     "Starting Price" shall mean the closing price of a share of ICBC Common Stock on the Nasdaq/NMS (as reported by The Wall
Street Journal or, if not reported therein, by another authoritative source) on the Starting Date.

     If any company belonging to the Index Group or ICBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between and including the Starting Date and the end of the Pricing Period, the prices for the common stock of such company or ICBC and the Final Exchange Ratio shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either ICBC or the Company as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2, 9.5 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.5  TERMINATION FEE.    (a) The Company hereby agrees to
pay ICBC, and ICBC shall be entitled to payment of, a fee (the "Fee") of $6.5 million upon the occurrence of a Triggering Event (as defined herein) so long as the Triggering Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to ICBC in immediately available funds within five business days after the occurrence of a Triggering Event. A Fee Termination Event shall be the first to occur of the following:
(i) the Effective Time, (ii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Triggering Event (other than a termination of this Agreement by ICBC pursuant to Sections (9.1(e) or 9.1(f) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of the Company) or (iii) 15 months after the termination of this Agreement by ICBC pursuant to Sections 9.1(e) or 9.1(f) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of the Company.

     (b) The term "Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The Company or any Subsidiary thereof, without having received ICBC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than ICBC or any ICBC subsidiary, or the Board of Directors of the Company shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than ICBC or any ICBC Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any Company Subsidiary, (y) a purchase, lease or other acquisition of all or 10% or more of the assets or deposits of the Company or any Company Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) or securities representing 15% or more of the voting power of the Company or any Company Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or Company Subsidiaries;

          (ii) Any person (other than ICBC, any ICBC Subsidiary or Donald M. Karp and/or Harriet M. Alpert), other than in connection with a transaction to which ICBC has given its prior written consent, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company Common
     Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section
     13(d) of the Exchange Act, and the rules and regulations thereunder) and subsequent to such acquisition either (A) the holders of Company Common Stock shall not have approved this Agreement and the transactions contemplated hereby at the meeting, or any adjournment thereof, of such stockholders held for the purpose of voting on this Agreement (except that the initial Fee in such event shall be $1.5 million with an additional $5.0 million Fee to be paid upon the execution by the Company or any Subsidiary thereof within 15 months following such meeting of an agreement or letter of intent to engage in an Acquisition Transaction with any person other than ICBC or an ICBC Subsidiary), (B) such meeting shall not have been held by October 31, 1999 or shall have been canceled after a voting record date for such meeting shall have been established by the Company, (C) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to ICBC, its recommendation that the stockholders of the Company approve the transactions contemplated by this Agreement, or (D) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle ICBC to terminate this Agreement;

          (iii) Any person other than ICBC or any ICBC Subsidiary, other than in connection with a transaction to which ICBC has given its prior written consent, shall have made a bona fide proposal to the Company or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than ICBC or any ICBC Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender offer or shall have filed a registration statement under the Securities Act with respect to an exchange offer, to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Company Common Stock) and after such public announcement or public disclosure either (A) the holders of Company Common Stock shall not have approved this Agreement and the transactions contemplated hereby at the meeting, or any adjournment thereof, of such stockholders held for the purpose of voting on this Agreement (except that the initial Fee in such event shall be $1.5 million with an additional $5.0 million Fee to be paid upon the execution by the Company or any Subsidiary thereof within 15 months following such meeting of an agreement or letter of intent to engage in an Acquisition Transaction with any person other than ICBC or an ICBC Subsidiary), (B) such meeting shall not have been held by October 31, 1999 or shall have been canceled after a voting record date for such meeting shall have been established by the Company, (C) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to ICBC, its recommendation that the stockholders of the Company approve the transactions contemplated by this Agreement, or (D) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle ICBC to terminate this Agreement; or

          (iv) after a bona fide proposal is made by any person, other than ICBC or any ICBC Subsidiary, to the Company to engage in an Acquisition Transaction, either (A) such meeting shall not have been held by October 31, 1999 or shall have been canceled after a voting record date for such meeting shall have been established by the Company, (B) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to ICBC, its recommendation that the stockholders of the Company approve the transactions contemplated by this Agreement, or (C) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle ICBC to terminate this Agreement.

     (c) The Company shall notify ICBC promptly in writing of the occurrence of any Triggering Event.

                            ARTICLE X

                        GENERAL PROVISIONS

     10.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is at least two and not more than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of ICBC, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that the Closing shall not occur until after the Election Deadline.

     10.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including, but not limited to, the provisions of
Section 9.5 hereof.

     10.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the costs of printing and mailing the Proxy Statement shall be borne equally by the parties hereto.

     10.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to ICBC, to:

               Independence Community Bank Corp.
               195 Montague Street
               Brooklyn, NY 11201
               Attention: Chief Executive Officer

          with a copy to:

               Elias, Matz, Tiernan & Herrick L.L.P.
               734 Fifteenth Street, N.W., 12th Floor
               Washington, DC 20005
               Attention:     Philip Ross Bevan, Esq.

          and

          (b)  if to the Company, to:

               Broad National Bancorporation
               905 Broad Street
               Newark, NJ 07102
               Attention:     Chief Executive Officer

          with a copy to:

               Stinson, Mag & Fizzell P.C.
               1201 Walnut Street, Suite 2800
               Kansas City, MO 64106
               Attention:     James W. Allen, Esq.

     10.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 1, 1999. No provision of this Agreement shall be construed to require the Company, ICBC or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

     10.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New
York, without regard to any applicable conflicts of law.

     10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.10 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq/NMS, so long as this Agreement is in effect, neither ICBC nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     10.11 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, ICBC and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                         INDEPENDENCE COMMUNITY BANK  CORP.


                         By:  /s/ Charles J. Hamm
                              Name:  Charles J. Hamm
                              Title: Chairman, President and
                                     Chief Executive Officer

                         BROAD NATIONAL BANCORPORATION


                         By:  /s/ Donald M. Karp
                              Name:  Donald M. Karp
                              Title: Chairman and Chief
                                     Executive Officer